Exhibit 10

                                 Medtronic, Inc.
                             Agreement with Officer
                                January 30, 1998

November 25, 1997



Arthur D. Collins, Jr.
Medtronic, Inc.
7000 Central Avenue NE
Minneapolis, MN 55432

Dear Art:

In anticipation of Bill George's announced plan to relinquish the role of CEO on May 1, 2001, the Medtronic Board has been actively engaged in succession planning with Bill. As you have been informed, the Board on the recommendation of Bill, views you as the successor CEO and presently intends to name you to that position effective May 1, 2001 or earlier if the position becomes available through circumstances not now foreseen.

Although the Board cannot commit to taking action to name a successor CEO until the position is actually vacant and the circumstances evaluated at that time, the Board has concluded that it is prudent to take steps to ensure your availability as a successor. It is the Board's understanding that your intent is to serve in your current position and to be available as the successor to Bill George.

The purpose of this letter is to establish a framework within which you will continue to serve in your present capacity until a decision on successorship is made by the Board and to provide the following incentives for you to do so.

         In the event that:

         (i) your employment is involuntarily terminated for any reason other than "Cause" as defined in Paragraph 5(b) of your Employment Agreement dated, June 1, 1992 ("the Agreement"); or

         (ii) your employment as Chief Operating Officer is diminished in the manner contemplated by Paragraph 5(c)(i) of the Agreement including failure on the part of the Company to assign to you responsibility for any operations added in the future; or

         (iii) you are not named as CEO of the company on May 1, 2001 or upon any earlier date when the office becomes available;

         then you may terminate your employment with the Company upon written notice given within 60 days of the event and receive the severance benefits described in Sections 6a and 9 of the Agreement as if a "Change in Control" had occurred and you terminated the Agreement for Good Cause in accordance with its terms. In addition to these severance benefits all unvested stock options and restricted stock will vest immediately in the same manner that options would vest if a "Change of Control" had occurred as that term is defined in your various restricted stock and stock option agreements.

These termination rights may be exercised by tendering your resignation in writing within the 60 day period to the CEO of the Company, or in the absence of a CEO, to the Chair of the Corporate Governance Committee of the Board together with a written undertaking that for a period of three years from the date of your resignation you will:

         (i) not manage an enterprise (which includes an enterprise that is part of a larger business) which is engaged primarily in a medical device business which is directly competitive with the Company; and

         (ii)     not solicit the employment of any employee of the Company; and

         (iii) not interfere with any existing business relationship between the Company and any customer or third party.

Under no circumstance will you be eligible for the benefits of both this letter and the Agreement. This agreement will terminate on June 30, 2001 or on the date when you are named CEO, whichever is earlier.

On behalf of the Board of Directors, we are pleased to provide these assurances of the high regard in which you are held by the Board.

Your signature in the place provided below will indicate your acceptance of the terms of this letter agreement.


/s/ William W. George                   /s/ Richard L. Schall
--------------------------------        --------------------------------
William W. George                       Richard L. Schall
Chief Executive Officer and             Chair,
Chairman of the Board                   Corporate Governance Committee

Accepted and Agreed:


/s/ Arthur D. Collins, Jr.              December 20, 1997
--------------------------------        -------------------
Arthur D. Collins, Jr.                          Date
President and
Chief Operating Officer